UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 24, 2005

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

215-564-6600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On June 24, 2005, we entered into agreements to restructure our ownership interest in Sherman Financial Group LLC (“Sherman”). Before the restructuring, Sherman was owned 41.5% by us, 41.5% by Mortgage Guaranty Insurance Corporation (“MGIC”) and 17% by an entity controlled by Sherman’s management team. As part of the restructuring, we and MGIC each agreed to sell a 6.92% interest in Sherman to a new entity controlled by Sherman’s management team, thereby reducing our ownership interest (and that of MGIC) to 34.58%. In return, the new entity controlled by Sherman’s management team will pay approximately $15.65 million (which is the approximate book value of the ownership interest plus an additional $1 million) to us and the same amount to MGIC. This aspect of the restructuring is contingent upon the receipt of regulatory approval and is expected to close before the end of 2005. In addition, effective June 15, 2005, Sherman’s employees were transferred to the new entity controlled by Sherman’s management team, and this entity agreed to provide management services to Sherman. Sherman’s management team also agreed to reduce significantly its maximum incentive payout under its annual incentive plan for periods beginning on or after May 1, 2005, meaning that Sherman’s net income will be greater than it would have been without this reduction in the maximum incentive payout.

Following the restructuring, and assuming that regulatory approval is obtained before the end of 2005, we expect that our and MGIC’s share of Sherman’s net income will be similar to our respective shares before the restructuring because, although our percentage interest in Sherman will be smaller than it was before the restructuring, Sherman’s net income will be greater than it would have been if the restructuring had not occurred. Also, as was the case before the restructuring, our ownership interests and rights with respect to Sherman will remain identical to those of MGIC following the restructuring. In addition, Sherman will continue to be governed by a five member Board of Managers, of which we and MGIC each have the right to appoint two managers and Sherman’s management team has the right to appoint the fifth manager. Board approval is required for significant activities such as entry into material contracts, mergers, acquisitions or consolidations, approval of Sherman’s financial statements, incurrence of material indebtedness and other similar matters, and we and MGIC each retain veto power over all decisions of the Board of Managers and over certain extraordinary transactions, such as the entry by Sherman into a new line of business and the entry into any transaction that would change the relative equity stakes of the joint venture members. In connection with the restructuring, the scope of Sherman’s permitted business was broadened to include originating consumer receivables, operating a credit card bank and trading in certain securities.

In connection with the restructuring, we and MGIC each also paid $1 million for the right to purchase, on July 7, 2006, a 6.92% interest in Sherman from an entity controlled by Sherman’s management team for a price intended to approximate current fair market value. If either we or MGIC exercise our purchase right but the other fails to exercise its purchase right, the exercising party also may exercise the purchase right of the non-exercising party. Radian and MGIC’s representation on Sherman’s Board of Managers would not change regardless of which party or parties exercise the purchase right.

All statements in this report that address events or developments that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. In particular, the closing of the restructuring is subject to various conditions – including the receipt of regulatory approval – that may not occur. You also should refer to the other risks that affect our prospects as a whole discussed in documents that we file with the SEC, including the factors detailed in our annual report on Form 10-K for the year ended December 31, 2004 in the section immediately preceding Part I of the report. We do not intend to and disclaim any duty or obligation to update or revise any forward-looking statements made in this report to reflect new information or future events or for any other reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: June 29, 2005	By:	/s/ David L. Coleman
David L. Coleman
Vice President, Corporate & Securities Counsel